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                                                                     EXHIBIT 5.1



                                 February 22, 2002



Steelcase Inc.
901 44/th/ Street SE
Grand Rapids, MI 49508

     Re:  Steelcase Inc.
          Registration Statement on Form S-4

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Assistant Secretary for Steelcase Inc., a Michigan corporation (the "Company"), and have acted as counsel to the Company in connection with the public offering of $250,000,000 aggregate principal amount of the Company's 6.375% Senior Notes Due 2006 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the Company's issued and outstanding 6.375% Senior Notes Due 2006 (the "Original Notes") under an Indenture dated as of November 27, 2001 (the "Indenture"), between the Company and Bank One Trust Company, N.A., as trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of November 19, 2001 (the "Registration Rights Agreement"), by and among the Company, Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, Banc One Capital Markets, Inc. and BNP Paribas Securities Corp.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.


     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     In rendering the opinions set forth herein, I have examined and relied on originals


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Steelcase Inc.
February 22, 2002
Page 2

or copies of the following: (a) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"); (b) the form of the Exchange Notes; (c) an executed copy of the Indenture; (d) an executed copy of the Registration Rights Agreement; (e) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; (f) the Second Restated Articles of Incorporation of the Company, as in effect on the date hereof; (g) the Amended Bylaws of the Company, as in effect on the date hereof; and (h) certain resolutions adopted by the board of directors and the executive committee acting under the authority of the board of directors of the Company relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters. I am a member of the Bar in the State of Michigan, and I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements of the Company, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

My opinion set forth herein is limited to the laws of the State of Michigan and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer ("Opined on Law"). I do not express any opinion as to the laws of any other jurisdiction other than the Opined on Law or as to the effect of any such non opined law on the opinion herein stated. I have relied as to matters of New York law on the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) of even date herewith and to be filed as Exhibit 5.2 to the Registration Statement.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Exchange Notes have been duly and validly authorized by the Company and when the Exchange Notes (in the form examined by me) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        /s/ Sheila C. Dayton
                                        ----------------------------------------
                                        Sheila C. Dayton
                                        Vice President, General Counsel and
                                        Assistant Secretary


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